Exhibit (a)(1)(C)

Offer to Purchase for Cash

All Ordinary Shares of Holders in the United States and

All American Depositary Shares, Each Representing Two Ordinary Shares, to Holders Wherever Located

of

Lufax Holding Ltd

for

US$1.127 per Ordinary Share, or

US$2.254 per ADS,

by

An Ke Technology Company Limited and

China Ping An Insurance Overseas (Holdings) Limited,

each a wholly-owned subsidiary of Ping An Insurance (Group) Company of China, Ltd.

An Ke Technology Company Limited (Incorporated in Hong Kong with limited liability) China Ping An Insurance Overseas (Holdings) Limited (Incorporated in Hong Kong with limited liability)	Lufax Holding Ltd 陆 金 所 控 股 有 限 公 司 (Incorporated in the Cayman Islands with limited liability) (Stock Code: 6623) (NYSE Stock Ticker: LU)

THE OFFER WILL REMAIN OPEN FOR ACCEPTANCE BY ADS HOLDERS DURING THE OFFER PERIOD. THE OFFER PERIOD WILL EXPIRE AT 4:00 P.M. (HONG KONG TIME), OR 4:00 A.M. (NEW YORK CITY TIME), ON OCTOBER 28, 2024 (UNLESS EXTENDED TO A LATER EXPIRATION DATE). ADS HOLDERS WILL HAVE THE RIGHT TO WITHDRAW THEIR ACCEPTANCE OF THE OFFER FROM THE DATE OF THIS LETTER UNTIL THE SPECIFIED TIME ON THE LAST DAY OF THE OFFER PERIOD. PLEASE NOTE THAT THE TENDER AGENT’S HOURS OF BUSINESS ARE FROM 9:00 A.M. TO 5:00 P.M. NEW YORK CITY TIME.

September 27, 2024

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

An Ke Technology Company Limited and China Ping An Insurance Overseas (Holdings) Limited, two companies limited liability incorporated in Hong Kong (the “Joint Offerors”), are offering to purchase, upon the terms and subject to the conditions set forth in the Offer Document dated September 27, 2024 and the applicable Forms of Acceptances (as defined in the Offer Document), all of the issued and to be issued ordinary shares, par value US$0.00001 each (“Lufax Shares”), of Lufax Holding Ltd, a company with limited liability incorporated in the Cayman Islands (“Lufax”) held by residents of the United States (“US Shareholders”) and all of the issued American Depositary Shares (“ADSs”), each representing two Lufax Shares and evidenced by American Depositary Receipts (“ADRs”), held by all ADS Holders, wherever located. The offer price for the ADSs is US$2.254 per ADS (twice the price of US$1.127 per Lufax Share since each ADS represents 2 Lufax Shares). Accordingly, ADS Holders who accept the Offer are expected to receive US$2.254 per ADS per duly accepted ADS, less any fees and expenses in connection with currency conversions and withholding taxes. Certain terms used herein and not otherwise defined herein shall have the respective meanings assigned to them in the Offer Document.

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For your information and for forwarding to those of your clients for whom you hold ADSs registered in your name or in the name of your nominee, we are enclosing the following documents:

1 The Offer Document;

2 A printed form of letter to be sent by you to your clients for whose account you hold ADSs registered in your name or in the name of a nominee, with space provided for obtaining such clients’ instructions with regard to the Offer; and

3 The specimen Letter of Transmittal to be used as guidance by holders of ADSs to accept the Offer.

Your prompt action is requested. We urge you to contact your clients as promptly as possible.

The Offer cannot be accepted in respect of Lufax Shares by means of the Letter of Transmittal. For US Shareholders, the Blue Form of Acceptance for accepting the Offer can be obtained by contacting the Information Agent at (866) 679-2303. For Non-US Shareholders, the White Form of Acceptance for accepting the Non-US Offer in respect of Lufax Shares can be obtained by contacting the Registrar, Tricor Investor Services Limited at 17/F, Far East Finance Centre, 16 Harcourt Road.

Payment for ADSs purchased pursuant to the Offer will be despatched to tendering ADS Holders by ordinary post at their own risk promptly after the Expiration Date and after receipt by the Tender Agent of all relevant documents to render such acceptance complete and valid.

The Joint Offerors will not pay any fees or commissions to any broker, dealer or other person for soliciting acceptances of the Offer with respect to ADSs. You will, however, be reimbursed for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your client.

Very truly yours,

An Ke Technology Company Limited and China Ping An Insurance Overseas (Holdings) Limited

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS THE AGENT OF THE JOINT OFFERORS, THE TENDER AGENT OR THE REGISTRAR OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFERS NOT CONTAINED IN THE OFFER DOCUMENT, THE COMPOSITE DOCUMENT OR THE LETTER OF TRANSMITTAL.

THIS DOCUMENT SHOULD NOT BE FORWARDED OR TRANSMITTED IN OR INTO ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS IN SUCH JURISDICTION.

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